This letter confirms the terms of the agreement (“Agreement”) between Caleco Pharma Corp., (“CAEH”) and the Institutional Analyst, Inc. (IA)

1. Engagement. CAEH has agreed to engage IA as an independent contractor and consultant to provide investor relation services to CAEH and IA has agreed to provide these services to CAEH, subject to the terms and conditions described in this letter.

2. Term. The initial term of the engagement is for a period of one year from the date of this letter. This agreement may be renewed at the end of the initial term, and at the end of any subsequent renewal term, for successive three-month periods, but only upon written notice by CAEH to IA that it desires to continue the engagement. Both parties acknowledge that CAEH’s judgment of the quality of services provided by IA will be subjective, and that CAEH therefore has the absolute right to determine its satisfaction with these services. Accordingly, there is no obligation, implied or otherwise, of CAEH to renew this agreement for successive terms. CAEH, in its sole discretion, shall determine whether the services rendered by IA pursuant to this agreement are satisfactory, and that CAEH has no obligation to renew this agreement for successive terms.

3. Services. IA will provide to CAEH the following services: ongoing research coverage, update reports, corporate profiles/postcards, coverage announcements for news wires, free access to proprietary investor databases, free access to proprietary broker databases and consultation on securing non proprietary investor and broker databases. IA will also be available to provide counseling on style and content of investor relation material (CAEH will be responsible for ascertaining that said material meets all jurisdictional and regulatory requirements prior to public distribution), counseling on database management, lead generation and report distribution.

IA will additionally distribute to the subscribers of the Internet & Biotech Stock Review newsletters, all corporate announcements and earnings announcements from CAEH, at no additional cost.

Broker’s Inn, a subsidiary of IA will provide introductions to investment bankers, investment brokers, and institutional analysts and arrange meetings with the same. Broker’s Inn will additionally provide at no additional charge, post broker meeting tours on a 50 foot Yacht in Delray Beach FLA. We typically have 5-10 significant investment bankers and/or brokers, culled from previously held broker meeting, aboard.

The actual broker meeting held by the South Florida Stock Bond & Yacht Club in Boca Raton is contracted with separately. We typically have 50-60 brokers (and investment managers) in attendance.

IA will additionally offer to attending and interested brokers a lead generation program, where IA will distribute hard copies of a research report to physical mailing addresses determined by the individual brokers. CAEH will be responsible for printing and mailing costs.

Institutional Analyst, 112 S Scoville, Oak Park IL 60302

IA will add CAEH to the Biotech Stock Review’s Top 20 Biotech Companies for 2011, which will be released by end of January, 2011.

4. Costs. CAEH will be responsible for all printing and distribution, press release and/or advertising costs recommended by IA and pre-approved and prepaid by CAEH. CAEH will also be responsible for all travel related costs incurred by IA when providing its’ services as determined by IA and pre-approved and prepaid by CAEH.

5. Compensation for Services. In consideration of the Services, CAEH will:

(a)

pay $10,000 to IA as follows: (i) $2,500 on execution of this Agreement; (ii) $2,500 on or before four months from the date of this Agreement; (iii) $2,500 on or before eight months from the date of this Agreement; and (iv) $2,500 on or before twelve months from the date of this Agreement; and

(b)	issue 2,000,000 shares of its common stock (the “Shares”) to IA.

IA and CAEH agree that the Shares issuable pursuant to this Agreement to IA are nonrefundable. If CAEH elects to terminate this Agreement prior to the end of the applicable term, no refund shall be forthcoming to CAEH or be payable by IA. For purposes of determining the holding period of Rule 144(d)(1) promulgated under the Securities Act of 1933, as amended, the shares of common stock issuable pursuant to this contract shall be deemed fully paid for upon the execution of this Agreement by the parties hereto

6. Restricted Share Agreements.

(a)	IA represents that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”).

(b)

IA acknowledges that the Shares will be “restricted securities” within the meaning of the Securities Act and will be issued to IA in accordance with an exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D of the Securities Act based on the representations and warranties of IA in this Agreement.

(c)

IA agrees to resell or transfer the Shares pursuant only to an effective registration under the Securities Act or to an available exemption from the registration requirements of the Securities Act and that CAEH may refuse to register any resale or transfer not made pursuant to an effective registration under the Securities Act or to an available exemption from the registration requirements of the Securities Act.

(d)

IA acknowledges and agrees that all certificates representing the Shares will be endorsed with a restrictive legend substantially similar to the following in accordance with Regulation D of the Securities Act or such similar or other legends as deemed advisable by the lawyers for CAEH to ensure compliance with the Securities Act and any other applicable laws or regulations:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION D PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.”

Institutional Analyst, 112 S Scoville, Oak Park IL 60302

(e)	IA acknowledges that it has had full opportunity to review CAEH's periodic filings with the SEC and has experience in investing in speculative securities.

6. Additional Obligations of IA. IA agrees that, in connection with its investor relation services to CAEH, it will abide by the following conditions:

a) IA will not release any non-public financial or other non-public material information about CAEH without prior written consent and approval from CAEH.

b) IA will not conduct any meetings with financial analysts without informing CAEH in writing, in advance of the proposed meeting.

c) In performing its services under this Agreement, IA will not make use of spam e-mails or spam faxes or any other improper or manipulative promotional methods or activities and shall not engage any subcontractor involved in such activities.

d) IA will not release any information or data about CAEH to any selected persons, entities and/or groups if IA is aware that such information or data has not been or is not concurrently or generally disclosed by the company.

e) After notice to IA by CAEH of a filing for a proposed public offering of securities, and during any period of restriction on publicity, IA shall not engage in any public relations efforts, outside of the normal course of business, without the prior written approval of legal counsel for CAEH.

f) IA will indemnify CAEH from all claims, liability, costs or other expenses (including reasonable attorneys’ fees) incurred by IA as a result of any inaccurate information concerning CAEH released by IA, unless such information was provided to IA by CAEH, or as a result of any breach by IA of any of the terms and conditions of this agreement.

7. Additional Obligations of the Company. CAEH agrees that, in connection with this agreement, it will indemnify IA from all claims, liability, costs or other expenses incurred (including reasonable attorneys’ fees) incurred by IA as a result of any false or intentionally misleading information concerning CAEH provided by CAEH or any of its officers or directors to IA, or as a result of any breach by CAEH of any of the terms and conditions of this agreement. If, in CAEH’s judgment, any material non-public information concerning CAEH cannot be revealed, CAEH will advise IA in writing that a quiet period is in effect.

8. Independent Contractor. IA is an independent contractor responsible for compensation of its agents, employees and representatives, as well as all applicable withholding and taxes (including unemployment compensation) and all workers’ compensation insurance.

9. Assignment. The rights and obligations of each party to this Agreement may not be assigned without the prior written consent of the other party.

10. Entire Agreement. This letter Agreement between CAEH and IA contains the entire agreement between them. This Agreement may not be modified or extended except in writing and signed by CAEH and IA.

11. Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Please sign this letter agreement in the space provided below to indicate your agreement with the terms stated in this letter.

Institutional Analyst, 112 S Scoville, Oak Park IL 60302

Sincerely,

Institutional Analyst Inc.

By: /s/ Roland R. Perry

Name: ROLAND R. PERRY

Title: President, Institutional Analyst Inc.

Date: May 10, 2011

AGREED AND ACCEPTED

Caleco Pharma Corp.

By: /s/ John H. Boschert

Name: John H. Boschert

Title: President

Date: May 10, 2011

Please deliver certificate to Roland Perry, 112 S Scoville, Oak Park, IL 60302 in the name “Institutional Analyst.”

Please wire funds to “Broker’s Inn.”

Institutional Analyst, 112 S Scoville, Oak Park IL 60302